Exhibit 99.1

Better Choice Company Provides Business Update

NEW YORK – July 23, 2020 -- Better Choice Company (OTCQB: BTTR) (“Better Choice”), an animal health and wellness company, today provided an update on its current business operations.

The Company’s largest sales channel, ecommerce, accounted for 36% of net sales in the first quarter of 2020 and is expected to grow at a rate of 15%-20% annually. Building on the strength of its primary channel partners, Amazon and Chewy.com, Better Choice has been aggressively positioning its business toward ecommerce to capitalize on the growing trend of online purchasing by pet parents, a trend which has materially accelerated with recent developments surrounding COVID-19.

Direct-to-Consumer (DTC) was the Company’s second largest channel in the first quarter of 2020 at 25% of net sales, primarily concentrated within its TruDog brand. Better Choice believes the DTC channel represents a high-growth, first-mover opportunity in animal health, as a dominant player with meaningful market share in the space has not yet emerged. Encouraging pet ownership and purchasing trends in the millennial demographic represents a growth opportunity within DTC, and similar to the ecommerce channel, shifting consumer patterns related to COVID-19 are strengthening these trends. The Company’s near-term focus remains on developing a data-driven approach towards its customer acquisition strategy that lowers acquisition cost, reduces churn, and increases customer lifetime value.

International sales accounted for 17% of net sales in the first quarter of 2020, primarily from the Asia-Pacific region. While Better Choice is well positioned in the countries it currently sells to, including Japan, South Korea, Taiwan, China, Australia, and Philippines, significant untapped opportunity remains as consumer interest in “American Made” products accelerates in response to COVID-19.

“The international channel is one that I am personally most excited about in terms of growth,” commented Werner von Pein, CEO of Better Choice. “We’re just scratching the surface in these markets, and we typically see growth rates in emerging economies significantly higher than what we see in the US, with much less competition, and a stronger margin profile. I expect this to be a strong growth channel for Better Choice going forward.”

The Company’s current quarterly run-rate for international sales is approximately $2.0 million.

The pet industry in emerging economies is experiencing growth rates meaningfully higher than in North America, growing at 20% or more annually, driven by a combination of a growing middle class and the adoption of Western trends regarding pet ownership, particularly as it relates to “humanization” and “premiumization”.

Better Choice recently received Product Import Registrations for 15 holistic dog and cat food diets from the Ministry of Agriculture and Rural Affairs of China. This has been a time intensive project for the Company and is a significant competitive advantage that will allow Better Choice to directly import into mainland China. Sales are expected to begin ramping into this channel in the second half of 2020.

“We expect COVID-19 to have a lasting impact on consumer behavior and are optimistic about the opportunity it affords our business to thrive in an otherwise challenging economic environment,” continued von Pein. “Pet products and services have been deemed essential by local governments, trade partners and distributors, which continues to highlight the importance of pets within our society today. Pet adoption rates are at all-time highs as pet parents seek companion animals as a potential alternative to social gatherings. Overall, the industry is once again proving to be “recession resistant”. As we have seen in prior downturns, canine and feline ownership rates continue to grow as the thesis of “premiumization” and “humanization” within the sector play out.”

About Better Choice Company, Inc.

Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:

RedChip Companies, Inc.
Dave Gentry
407-491-4498
dave@redchip.com